Exhibit 10.7

Free English Translation

Sublease agreement entered between Maderas y Sinteticos de Mexico, S. A. de C. V. (variable stock corporation), herein represented by Mr. Jaime Esteban Rojas Sateler, hereinafter designated as the “Sublessor”, and Forestal Terranova Mexico, S. A. de C. V. (variable stock corporation), herein represented by Mr. Michel C. Asselot, hereinafter designated as the “Sublessee”, in accordance with the following declarations and clauses.

DECLARATIONS

1.- The “Sublessor” declares:

1.1-                             that it is a corporation established under the laws of the Mexican Republic as provided in the public deed no. 3,776 dated August 23rd, 2001, witnessed by Mr. Arturo Adolfo Llorente Martinez, Notary Public no. 205 in Mexico, D.F. (Federal District) and registered in the Public Registry of Commerce under the page no. 282079 dated November 30th, 2001 and in the Federal Registry of Taxpayers under the no. MSM 010823770.

1.2-                             that its representative has the necessary legal capacity to act in management transactions to bind it under the terms of this agreement, as per the previously mentioned deed.

1.3-                             that it is the legitimate lessor holding fully possession and use of the office no. 202, situated on the second floor of the building known as “Corporativo Polanco”, located at no. 8, Jaime Balmes Ave., in the borough of Los Morales Polanco, Postal Code 11510, Municipality of Miguel Hidalgo, in this city, as well as of 16 parking lots situated within the car parking space of the building, as shown by the lease agreement entered into with Mr. Rafael Marcos Dayan, dated December 1st, 2004, which is attached hereto as Annex “A”.

1.4-                             that it holds the authorization from the lessor, Mr. Rafael Marcos Dayan, to sublease part or the entire building.

1.5-                             that it is his desire to award in sublease to the “sublessee” the portion that the latter requires as per his needs.

2.- The “Sublessee” declares:

2.1-                             that it is a corporation established under the laws of the Mexican Republic as provided in the public deed no. 64,899 dated December 16th, 1998, witnessed by Mr. Armando Galvez Perez Aragon, Notary Public no. 103 in the Federal District and registered in the Federal Registry of Taxpayers under the no. FTM — 981218 - 7VA.

2.2-                             that its representative has the necessary legal capacity to represent it as

[ILLEGIBLE SIGNATURES]

appointed by the public deed mentioned in paragraph 2.1 and that such capacity has not been revoked or limited in any way.

2.3-                             that it physically knows the building that shall be given as to sublease, and that agrees with the conditions as received, SUCH conditions beeing more than sufficient to occupy it immediately, since it includes all the hygiene and security conditions necessary, acknowledging that the subleased part is to its full satisfaction, considering that the electric, water and sewage installations and further accessories are in regular conditions of use.

2.4-                             THAT IT WISHES TO TAKE AS A SUBLEASE THE BUILDING DESCRIBED IN DECLARATION 1.3 OF THIS CURRENT AGREEMENT.

Now, therefore, as to all the previously exposed reasons, the parties agree to enter this sublease agreement in conformity with the following clauses:

CLAUSES

FIRST:                   SCOPE OF THE AGREEMENT.       The “sublessor” awards in sublease to the “sublessee”, and the “sublessee” accepts it, a certain portion of m² (square meters) situated in the office no. 202, situated on the second floor of the building known as “Corporativo Polanco”, located at no. 8, Jaime Balmes Ave., in the borough of Los Morales Polanco, Postal Code 11510, Municipality of Miguel Hidalgo, in this city. The subleased portion includes the sublease of a certain number o parking spaces.

SECOND:             TERM OF THE SUBLEASE.  The term of the sublease shall be of five (5) years, for both parties, and shall start to be in force and bind the Parties as from December 1st, 2004.

If, for any reason, the “sublessor” decides to terminate the present agreement before its completion date, written notification of thirty calendar days notice to the “sublessee” shall suffice.

THIRD:                  PRICE.  The “sublessee” shall indemnify by way of a monthly rent computing the proportional part of the percentage of the “sublessee” workers physically occupying the building.

The parties shall determine this monthly amount by mutual agreement.

In accordance with the provisions of the articles 2425, section 1a, 2426 and 2427 of the current Civil Code, the “sublessee” agrees to pay the rent established hereby, and, on its part the “sublessor” undertakes to issue and hand over at the time of payment the corresponding receipt meeting the tax requirements and signed by the legal representative.

Likewise, the “sublessee” undertakes to pay, over any unpaid amount, late payment interests equivalent to the Libor rate increased by two per cent. Such interests shall be calculated daily on the unpaid balances for each calendar day (or a fraction of it) during the time such payment remains unpaid and for the current amount at the normal date of payment.

If, for any reason, the rent is not credited in due date or in dates varying from what is stipulated, it shall not be considered as modifying the present agreement.

When the “sublessee” pays the amount of the monthly rate by way of a cheque and this cheque is returned due to lack of funds, the “sublessor” reserves the right to charge 20 % value of the returned documents as to provisions of the article 193 of the General Law on Titles and Credit Operations.

The “sublessee” shall not be able, in any case, to withhold the rent, under no circumstance whether by law or otherwise.

THE “sublessee” engages itself to mandatorily pay the integral rent for each month of the sublease, even when it occupies the premises for a lesser time and by three consecutives failures to pay the monthly rent, the “sublessor” shall be able to ask for the early termination of the agreement as per the terms of section one of article 2489 of the current Civil Code.

Pursuant to the provisions of chapter IV of the Value Added Tax Law, the “sublessee” shall charge, together with the monthly rent, the corresponding amount of this tax, or what might substitute it.

The sublessor states that the lessor shall pay on his behalf the property tax corresponding to the leased space.

FOURTH:             NO COMMITMENT OF GUARANTEE.                The “sublessee” shall not award to the “sublessor” any bond to guarantee the rental payments as well as the release of the premises at the termination of the present agreement.

FIFTH                    ADJUSTMENTS.                The parties agree that the value of monthly rents due by the negotiated sublease, shall be yearly increased, being during the mandatory or voluntary term, in the same proportion as per the inflation index of the United States of Mexico, taking into consideration the past twelve months index, at each anniversary date of the present agreement, as published by the Bank of Mexico.

If, for any reason, the index is not published as per normal, or its equivalent is not published, the agreed rent shall be maintained in force until its publication and,

at that time, shall be paid retroactively to the date at which the amount would have been increased.

SIXTH:                  CONSIGNMENT.                The “sublessee” does not remit any consignment to the “sublessor”.

SEVENTH:            DESTINATION.                   The parties agree that the “sublessee” shall use the building to exclusively establish administrative offices.

In the same way, THE “SUBLESSOR” states that the leased premises are in condition to be leased for the use requested by THE “SUBLESSEE”.

EIGHTH:               BUILDING ACCEPTANCE.                      The “sublessee” agrees to receive the premises in good state, and that it shall be returned at the sublease termination, with normal wear and tear, supporting for his own account the repairs expenses as per the provisions of the article 2444 of the current Civil Code, undertaking to indemnify the “sublessor” for any damage to the subleased premises, caused by his own fault or by his employees, parents or any persons who respond to the same and to maintain the services and the existing installations clean and in good state.

The “sublessee” shall accept the subleased space in their present conditions and shall proceed at his own cost to the interior adequacies, as per his needs, as from the date of signature of the present agreement and previous written authorization from the “sublessor” who shall have to be informed in writing of such adequacies.

In the same way, for the purposes of installation, the “sublessee” shall be able, at his convenience, to subdivide the subleased area with removable screens without changing the structure and the architectural façade of the building.

The “sublessee” shall not be able, under no circumstances, to proceed to improvements or previously unauthorized installations by the “sublessor” within the subleased building. the breach of the provisions of the present clause makes ground to the termination of the present agreement.

NINTH:                  TELEPHONES AND ELECTRIC POWER.                            The “sublessee”, if he so wishes, shall hire the telephone services for his own account as well as further services inherent to his business. Those expenses shall be supported by him, with the exception of the electric power which shall run for the account of the “sublessor”.

It is expressly forbidden to use the corridors, stairs and terraces, unless for the exclusive transit and for the indispensable service within the subleased building,

the “sublessee” undertaking to proceed to the cleaning of the internal part corresponding to the occupied space and to meet any sanction imposed by the Sanitary Authorities for non respect of what they determine, but always limited to the part occupied by the “sublessee”.

TENTH:                 TRANSFER OR SUBLEASE.                    The “sublessee” shall not have the right to sublease all or part of the subleased space occupied, without the consent of the “sublessor”.

ELEVENTH:         DEFAULT.                 The “sublessor” shall be empowered to terminate the present agreement for any of the following causes:

a. for the non-payment of three consecutives established monthly rents.

b. for using the subleased premises to a different purpose as that agreed upon.

c. for the non-performance of any of the provisions or clauses included in the present agreement.

d. for the non-performance of further provisions established by the applicable laws to this agreement.

Further on, the “sublessee” shall be empowered to terminate the present agreement for any of the following causes:

a. If the “sublessor” does not comply with any of the obligations derived from the present agreement and does not remedy to such situation within 15 calendar days as from the date when he is notified in writing by THE “SUBLESSEE”.

b. If, for any reason, the “sublessee” finds himself not allowed to occupy the building in the terms and conditions agreed in the present agreement.

TWELFTH:           HAZARDOUS SUBSTANCES.                     The “sublessee” is not allowed to store hazardous, corrosive, poisonous or flammable substances within the premises.

In the case of casualty in the premises chargeable to the “sublessee”, he shall have to indemnify the “sublessor” and other neighbours from damages in accordance with the articles 2435, 2437 and 2439 of the current Civil Code.

THIRTEENTH:             PARKING SPACES.                       The “sublessee” shall be allowed to use the parking spaces previously agreed upon with the “sublessor”.

The “sublessor” shall not be held responsible for damages and theft happening in the cars of the “sublessee” parked in the building parking area, nor shall he be held responsible for damages and theft happening within the premises, subject of this agreement.

FOURTEENTH:                INSURANCES.               The “sublessee” undertakes to take out insurance again third party and civil responsability damages to insure the possible damages, irrevocably pointing out as beneficiary the “sublessor” for the portion of the subleased building.

FIFTEENTH:         DAMAGES AND THEFT.                      The “sublessor” shall not be held responsible for the security of the personal belongings that the “sublessee” might introduce within the subleased premises.

SIXTEENTH:        MOVING OUT AND RELEASE.                      In the case that the “sublessee” does not wish to carry on occupying the premises, subject of the present agreement, he shall have, to submit likewise, in writing to the lessor, 60 days before the termination of the present agreement, the date of the intended early termination of the present agreement, by way of a notifying letter signed by his legal representative in which he notifies his decision to hand over the subleased property, mentioning the day and hour at which the physical handing over shall be verified. This delay shall start to run as from the date at which the “sublessor” receives and signs such notification.

In accordance to the above mentioned, THE “SUBLESSEE” undertakes to certify, before the handing over of the premises, that all types of rental charges are paid up.

At the time of certifying all the herein mentioned, it shall be signed a settlement agreement of the sublease, in which shall be mainly mentioned the inexistence of any pending obligation from both parties. Only respecting all what is mentioned in this sub-section, THE “SUBLESSOR” shall receive the subleased premises.

SEVENTEENTH: JURISDICTION AND DOMICILE.                          For all what concerns the interpretation and the fullfilment of the present agreement, the parties hereby expressely agree to submit any disputes, claims referring from this agreement, to the Court of Justice of the Tribunals of the City of Mexico, Federal District, which shall be the only competent ones, undertaking to abstrain from any other jurisdiction which might correspond to their present or future domicile, or for any other reason whatsoever and set their respective domiciles to receive all kind of communications, as per the following :

THE “SUBLESSOR”

the office no. 202, situated on the second floor of the building known as “Corporativo Polanco”, located at no. 8, Jaime Balmes Ave., in the Borough of Los Morales Polanco, Postal Code 11510, in the Municipality of Miguel Hidalgo, in the City of Mexico - D.F. (Federal District).

THE “SUBLESSEE”

the office no. 202, situated on the second floor of the building known as “Corporativo Polanco”, located at no. 8, Jaime Balmes Ave., in the Borough of Los Morales Polanco, Postal Code 11510, in the Municipality of Miguel Hidalgo, in the City of Mexico - D.F. (Federal District).

Approved by the parties reference to the effects and legal force of the content of this document, they sign it for accordance in one original and four copies in the margin of all and each of the pages, with exception to this latest one which they sign at the foot of the page, in the City of Mexico - Federal District, on December 1st, 2004.

THE “SUBLESSOR”	THE “SUBLESSEE”

(illegible signature)	(illegible signature)

maderas y sintéticos de mexico, S. A. de c. v.	forestal terranova mexico, S. A. de c. v.
Mr. Jaime Esteban Rojas Sateler	Mr. Michel C. Asselot
Legal Representative	Legal Representative